Exhibit 99.2

Bakers Footwear Group, Inc.

Excerpts of Third Quarter Fiscal 2010 Results Conference Call Transcript

December 13, 2010

Operator:                              Greetings and welcome to the Bakers Footwear Group Third Quarter Fiscal 2010 Results conference call.  At this time, all participants are in a listen-only mode.  A question and answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

                                                It is now my pleasure to introduce your host, Jane Thorn Leeson of ICR.  Please go ahead.

Jane Thorn Leesen:          Thank you.  Good morning, everyone.  Before we get started, I would like to remind you of the Company’s Safe Harbor language, which I’m sure you’re all familiar with.  The statements contained in this conference call which are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties which are described in the Company’s filings with the SEC.

                                                And now I would like to turn the call over to Bakers’ Chairman, President and CEO, Peter Edison.

Peter Edison:                      Thank you, Jane.  Good morning, everyone.  Thank you for joining us to discuss our third quarter fiscal 2010 results.  With me today is Charlie Daniel, our Chief Financial Officer.

                                                For this morning’s call, I will review our third quarter results and provide an update on the strategies that we are employing to drive sales growth and continue to improve our operating performance.  Charlie will then review our financials in more detail.  After my closing remarks, we will open the call to answer the questions you have for us today.

                                                We’re pleased to deliver improved third quarter performance over the prior year, demonstrating the success of our initiatives in new brands and product, our ability to connect with customers in new ways, including social media, and ongoing cost control.  During the quarter, we continued to delight our customers with trend-right fashion and compelling new products, experiencing particularly strong results in boots and dress shoes, as well as a very favorable response to the launch of our new exclusive brands, H by Halston and Wild Pair.  As a result, we reported increased sales in our stores and on the Web.  While increased costs and inventory reserves associated with the new launches held back overall gross profit margin, sales growth and reduced expenses drove improved performance versus the third quarter last year.

                                                In total for the third quarter, net sales increased 3.9% to [$]40.6 million from [$]39 million in 2009.  Comparable store sales increased 5.9% following a deep decrease of 5.1% last year and included a 19.5% increase in e-commerce sales.  SG&A expense as a percentage of sales improved 160 basis points.  Operating loss decreased to [$]8.5 million from an operating loss of [$]9.5 million last year; and our net loss decreased to [$]8.9 million or $1.03 per share compared to [$]10.2 million or $1.38 per share in the third quarter last year.

                                                Total inventory at quarter end increased 17.8% compared to October 2009, reflecting investments made to support our new brand and category introductions, as well as early receipts to capitalize on the holiday season.  This inventory level is only 1% higher than October of 2008.  Our inventory is in good shape and we expect it to only be 4% higher than last year by the end of December.

                                                We continue to focus on four key initiatives to drive sales and profitability.  First, developing new sales drivers through strategic investments in exclusive brands.  This differentiates Bakers from mall peers and provides our current customers with great fashion while expanding our customer base.  Second, maintaining our fashion leadership by consistently interpreting new fashion trends for our customers.  Third, capitalizing on Web initiatives to increase awareness and brand loyalty; and fourth, continuing to control expenses while increasing sales.

                                                To this end, as relates to new brands and product categories, we launched H by Halston footwear on September 1st.  The product offering is selling very well in our stores and demonstrates that we can effectively sell higher price point designer quality products to our existing customers, as well as expand our category reach to upscale fashion, casual and athletic footwear, thereby attracting new consumers to the Bakers brand and store experience.

                                                We are excited about the long-term potential of H by Halston which we operate under a license agreement.  We expect to build our sales momentum in footwear and also believe we have a substantial opportunity in accessories.  In addition to footwear, we launched Halston handbags in November and are pleased with the initial consumer response.  As I have mentioned previously, the Halston brand further differentiates our stores with a designer label that has a clean and simple look and carries a universal appeal, which has already helped to expand our consumer reach.

                                                We’re also very pleased with the initial customer response to the launch of our Wild Pair brand in select Bakers stores in October.  This brand offers our customers faster and edgier product than is available in either our Bakers or Halston lines.  We believe the potential sales and margin opportunity for this brand is also very meaningful.

                                                Second, we continue to be in a favorable fashion cycle for footwear, which led to robust sales of boots and dress shoes for the fall season with Bakers maintaining its fashion leadership.  We expect boots and dress shoes to continue favorably in the fourth quarter, and based on early reads, we are excited about opportunities across a broad range of categories for spring 2011 as well.

                                                Third, the e-commerce channel continues to represent a significant growth opportunity for us.  During the quarter, e-commerce sales rose 19.5% and represented over 6% of our total sales.  In addition to presenting us with a high-margin sales channel, e-commerce also represents a highly effective way to connect with consumers to market our brands.

                                                In third quarter, we commenced selling our footwear on Amazon.com and have grown our social media efforts to feature our brands and our new launches.  We believe this has added greatly to the enthusiasm of our H by Halston and Wild Pair brand introductions.  Looking ahead, we also plan to launch several mini-sites for our new brands in 2011 and expect our efforts to build further momentum in our e-commerce and store channels in the future.

                                                Fourth, we will continue to maintain prudent control of our operating expenses as we move through the fourth quarter.  Our SG&A expenses are lower than last year through the first nine months despite our sales gains.  Importantly, we believe that we have more than adequate liquidity to fund our 2011 business plan.

                                                Our fourth quarter is off to a great start, with robust Black Friday performance and comparable store sales up 4.8% for the first six weeks of the quarter.  We expect to generate positive comparable store sales, improved gross margins and increased operating performance in the fourth quarter.  We remain confident and excited about continuing our strong sales momentum into the spring and summer seasons next year as we begin to benefit from the strategic investments we’ve made in our new brands and new product categories.  Thus, we plan to drive strong comp gains and continuing improvement in operating performance in 2011 as well.

                                                And now I would like to turn the call over to Charlie to review our financials in more detail.

Charles Daniel:                   Thank you, Peter.  For the third quarter, the 13 weeks ended October 30, 2010, net sales increased 3.9% to $40.6 million from $39 million in the 13 weeks ended October 31, 2009.  Comparable store sales increased 5.9% following a decrease of 5.1% in the third quarter last year.

                                                Gross margin was $6.4 million or 15.7% of net sales, down from $6.8 million or 17.3% of net sales in the third quarter last year.  Gross margin during the quarter was impacted by higher costs and by inventory growth to support new business initiatives that are expected to drive sales in the fourth quarter and beyond.  In addition, third quarter gross margin is always negatively impacted by lower leverage on occupancy and buying cost relative to the other quarters of the year.

                                                Selling expenses decreased to $9.6 million or 23.6% of net sales from $9.7 million or 24.7% of net sales in the third quarter last year.  General and administrative expenses for the third quarter of 2010 decreased 1.1% to $3.8 million or 9.4% of net sales from $3.9 million or 9.9% of net sales in the third quarter last year.  During the quarter, we recognized $1.4 million in non-cash impairment charges related to certain underperforming stores.  This compares to $2.8 million in non-cash impairment charges recognized in the third quarter last year.

                                                Our third quarter operating loss decreased to $8.5 million from an operating loss of $9.5 million in the third quarter of 2009.  Net loss for the third quarter of 2010 decreased to $8.9 million or $1.03 per share compared to a net loss of $10.2 million or $1.38 per share last year.

                                                For the first nine months of fiscal 2010, net sales were $127.4 million compared to $127.7 million in the first nine months of fiscal 2009.  Comparable store sales increased 1.3% following an increase of 0.2% in the first nine months last year.  Gross margin was $29 million or 22.8% of net sales, down from $32.4 million or 25.4% of net sales last year.  Most of the decline in gross margin dollars occurred in the first half and was related to promotional activity for our spring sandal line.

                                                Operating loss for the first nine months of fiscal 2010 was $13 million compared to $12.6 million last year.  Net loss totaled $14.5 million or $1.85 per share compared to a net loss of $14.7 million or $2.01 per share in the first nine months last year.

                                                Turning to the balance sheet, inventories at the end of the third quarter were $27.5 million, up from $23.3 million at the end of the third quarter of 2009 but in line with the $27.2 million inventory level at the end of the third quarter of 2008.  The increase over 2009 reflects growth supporting our strategic new brand and category initiatives, as well as early receipts to support holiday sales in the fourth quarter.

                                                Accounts payable increased $16.3 million from $12.6 million last year, largely reflecting the increase in inventory at quarter end.  The balance on our revolving credit facility increased to $17.5 million from $16.7 million last year, and our availability under the facility was $2.8 million at quarter end.

                                                During the third quarter, we received net proceeds of $4.5 million from the issuance of subordinated long-term debt and common stock, which we used for working capital purposes.  The balance on our subordinated term loan that was issued in 2008 decreased to $900,000 from $3.4 million last year, and this loan will be fully repaid before the end of fiscal year 2010.  In fiscal year 2011, we will have no required principal payments on our long-term debt.

                                                Now, I will turn the call back over to Peter for closing remarks.

Peter Edison:                      Thanks, Charlie.  In summary, we firmly believe in our business model and our ability to execute our business plans for 2011 and beyond.  We’re confident that our strategies and investments will drive improved results in the fourth quarter as well as next year, benefitting all Bakers’ stakeholders.

                                                Operator, we are now ready for questions.

Operator:                              Thank you.  We will now be conducting the question and answer session.  If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

                                                Our first question comes from Jody Yen with Buckingham Research.  Please state your question.

Jody Yen:                             Good morning.  Thank you for taking my call.

Peter Edison:                      Good morning, Jody.

Jody Yen:                             I just wanted to ask about how did the gross margin in the exclusive brands compare to the gross margins for the core Bakers brand?

Peter Edison:                      They were comparable.  They basically operate at full private label margins.

Jody Yen:                             Okay.  And how are you planning your inventory at the end of the fourth quarter?

Peter Edison:                      At the end of the fourth quarter, it will go back up because of early receipts.  […] What we had this fall was partial launches for Halston and Wild Pair.  We will have major launches in a much more significant way in February so those front-loaded receipts will be there at the end of January.  So what will happen is our inventory will be in line for fall, ending December only up 4%, but then we will build again for spring starting in January so the quarter end will reflect a higher inventory level.

Jody Yen:                             Okay.  And just one more follow-up question; what is your gross margin outlook for next year?

Peter Edison:                      I think we see it comparable.  What we are working on strategically as a Company is to build sales, not squeeze margin; so we see our margin as basically holding.  There’s enough challenges in the sourcing in China to keep from saying that margins should go up, but we certainly would hope that margin would go up by reduction in markdowns; but by initial margin, I doubt that we will see that.

Jody Yen:                             Okay.  Thank you very much.

Peter Edison:                      Thank you.

Operator:                              Our next question comes from Scott Krasik with BB&T Capital Markets.  Please state your question.

Kelly Halsor:                        Hi, guys.  This is actually Kelly calling for Scott.

Peter Edison:                      Hi, Kelly.

Kelly Halsor:                        Hi.  I just had a quick question about any reads into your spring product assortment, perhaps in your southern store base.

Peter Edison:                      [W]e have some reads because we have delivered some new product, and we—that’s what’s causing us to say we believe we have opportunities across a broad range of categories because we have sales momentum in a number of different categories.  Sometimes you only have sandal sales momentum, and there’s certainly some of those that are selling, but there’s also other items that we feel good about, so...

Kelly Halsor:                        Okay.

Peter Edison:                      So that’s our early read.

Kelly Halsor:                        Okay.  And just on the margin question, are you—do you feel like there is any ability for you guys to raise prices in the 2011 environment next year?

Peter Edison:                      Absolutely—primarily because we’re introducing two higher price private label brands, the Halston and the Wild Pair labels, which both have higher pricing power than the Bakers’ label, so if for no other reason that that, then we would expect our ability to raise prices.  And my sense is to the extent that spring product is broader than just sandals, that will also raise prices because sandals are generally the lowest price category.

Kelly Halsor:                        Okay.  Great, thanks.

Peter Edison:                      Mm-hmm.

Operator:                              Ladies and gentlemen, just a reminder, if you would like to ask a question, please press star, one on your telephone keypad.  To remove yourself from the queue, please press star, two.  Once again, to ask a question, press star, one on your telephone keypad.

                                                Our next question comes from Ivan Zwick with Raymond James Financial.  Please state your question.

Ivan Zwick:                           Good morning, Peter.

Peter Edison:                      Good morning, Ivan.

Ivan Zwick:                           I just have a couple questions.  From the start that you have in the fourth quarter, do you expect the profits to be greater than last year, and could you give us an idea about how much?  And also, from the inventory you’re bringing in and the response you’re getting, I assume you’re expecting some substantial increases in the spring business and can you give us an idea of what you’re looking for there?

Peter Edison:          Okay, sure.  We are expecting an increase, but we don’t try and—we try not to quantify that increase in profits for fourth quarter and it is highly dependent on what happens in the next three weeks.  So it’s really—it would just be throwing darts at this point to even try and estimate it but we are expecting it to be a greater profit than last year.  We expect the sales momentum that we’ve seen in the third quarter and the beginning of the fourth quarter to continue for 2011.  We actually think it might accelerate even further as we increase the size of the launches for Halston and Wild Pair, but we will be monitoring that, basically, every week and adjusting the sales plan accordingly.  But we see at least equally strong sales and maybe stronger.

Ivan Zwick:                           Okay.  And also the weather we’ve been having, the colder weather throughout the country pretty much—have you noticed a difference in the—a positive effect on the boots, and what do you expect going forward if the weather stays [like this]?

Peter Edison:                      The weather has been good until yesterday.  Yesterday was very cold, and that was too cold but that shouldn’t continue.  And, you know, boots are a strong category and so this is obviously good for boot business.

Ivan Zwick:                           Okay.  Thank you very much.

Peter Edison:                      Thanks, Ivan.

Operator:                              Our next question comes from Ronald Bookbinder with The Benchmark Company.  Please state your question.

Ronald Bookbinder:         Sure, good morning.

Peter Edison:                      Good morning, Ron.

Ronald Bookbinder:         I was wondering—you mentioned both boots and dress shoes as doing well.  Is one category doing better than another, and are sales shifting from some other category into those categories?

Peter Edison:                      No.  It’s been an interesting development.  What’s really happening, just so, you know, is that in casual footwear, they are buying boots, and in dressier footwear, they are buying dress shoes instead of boots.  And so the boot sales have just shifted from dressier boots to casual boots and the dress shoes have picked up that slack in dressy footwear.

Ronald Bookbinder:         Do you think that bodes well for the spring/summer footwear?

Peter Edison:                      I think it does because it shows that shoes are selling well, and dressy shoes, and that really is something that can continue into the spring because it’s not a boot silhouette that you’re relying on.

Ronald Bookbinder:         And on the product cost side, are you experiencing increases in product cost, and how are you going to address that going forward?

Peter Edison:                      Yes.  Right now, we haven’t been getting increases in product cost.  There’s a lot of talk about increases for fall 2011.  [T]there always is talk about increases.  My guess is it would come in 3 to 5%, but there are a number of ways you handle it.  You do a little bit of each of these things.  You place a little bit earlier because that can help lock down tighter prices; you reengineer your shoes in order to take a little of the cost out by changing the percentage of leather that you might have, for example.  You also—in our case, we have the added plus of having several new higher priced brands in our stores that we can shift certain products into as long as it’s appropriate for those brands.  So those are our three responses, all of which will allow us, we believe, to maintain our initial markup.  We don’t see it expanding next year, but we do see it maintaining.

Ronald Bookbinder:         Okay, great.  Thank you.

Peter Edison:                      Thanks, Ron.

Operator:                              Ladies and gentlemen, there are no further questions at this time.  I’ll turn the conference back over to management for closing remarks.  Thank you.

Peter Edison:                      Okay.  Well, thank you very much, everyone, for joining us, and we look forward to speaking to you on our call at the end of the fourth quarter in March.

Operator:                              Thank you.  This concludes today’s conference.  You may disconnect your lines at this time.  Thank you all for your participation.

[THESE EXCERPTS CONTAIN FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE STATEMENTS DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND ITS MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.]